FREE WRITING PROSPECTUS Dated July 15, 2015	Filed Pursuant to Rule 433 Registration No. 333-203470 Registration No. 333-203470-01 Registration No. 333-203470-02

$687,590,000

World Omni Automobile Lease Securitization Trust 2015-A
Issuing Entity

$103,000,000 Class A-1 Asset-Backed Notes, Series 2015-A
$270,000,000 Class A-2 Asset-Backed Notes, Series 2015-A
$213,590,000 Class A-3 Asset-Backed Notes, Series 2015-A
$72,770,000 Class A-4 Asset-Backed Notes, Series 2015-A
$28,230,000 Class B Asset-Backed Notes, Series 2015-A

World Omni Auto Leasing LLC
Depositor

World Omni Financial Corp.
Servicer and Sponsor

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The depositor has filed with the Securities and Exchange Commission (“SEC”) a preliminary prospectus supplement dated July 15, 2015 and a prospectus dated July 15, 2015, which describe the notes to be issued by the issuing entity. You should review the prospectus supplement and the prospectus in their entirety before deciding to purchase any of the notes.

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Ratings

It is a condition to the issuance of the notes that, on the closing date, each class of notes will receive at least the following ratings from Fitch Ratings, Inc. (“Fitch”), and Moody’s Investors Service, Inc. (“Moody’s”):

Class	Fitch	Moody’s
A-1	F-1+sf	P-1 (sf)
A-2	AAAsf	Aaa (sf)
A-3	AAAsf	Aaa (sf)
A-4	AAAsf	Aaa (sf)
B	AAsf	Aa2 (sf)

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Joint Bookrunners

Credit Suisse	BofA Merrill Lynch	MUFG

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STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the issuer, the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (800) 221-1037.